UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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☐	Soliciting Material under §240.14a-12
Sterling Check Corp.
(Name of Registrant as Specified In Its Charter)

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April 29, 2022
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Sterling Check Corp. (“Sterling”), which will be held virtually at 8:30 a.m., Eastern Time, on Wednesday, June 15, 2022. Our Annual Meeting will be a completely “virtual meeting” of stockholders and be conducted exclusively online via live webcast at www.virtualshareholdermeeting.com/STER2022.
The attached Notice of the Annual Meeting of Stockholders and Proxy Statement describe the formal business that we will transact at the Annual Meeting.
The Board of Directors of Sterling has determined that an affirmative vote on each matter that calls for an affirmative vote is in the best interest of Sterling and its stockholders and unanimously recommends a vote “FOR” all such matters considered at the Annual Meeting.
We have elected to take advantage of the rules of the U.S. Securities and Exchange Commission that allow us to furnish our proxy materials over the Internet. We believe that furnishing these materials over the Internet expedites stockholders’ receipt of the information they need, while lowering costs of printing and delivery and reducing the environmental impact of the Annual Meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, rather than a full paper set of the proxy materials, unless you previously requested to receive printed copies. The Notice of Internet Availability of Proxy Materials contains details regarding the date, time and location of the meeting and the business to be conducted, as well as instructions on how to access our proxy materials on the Internet and for voting over the Internet.
Whether or not you plan to virtually attend the Annual Meeting, please vote your shares promptly by following the voting instructions that you have received. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting virtually at the Annual Meeting but will assure that your vote is counted if you cannot virtually attend.
On behalf of the Board of Directors and the employees of Sterling, we thank you for your continued support and look forward to seeing you at the Annual Meeting.
Sincerely yours,

Joshua Peirez
Chief Executive Officer and Director

STERLING CHECK CORP. NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, June 15, 2022
The 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Sterling Check Corp. (“Sterling,” the “Company,” “we” or “us”) will be held virtually at 8:30 a.m., Eastern Time, on Wednesday, June 15, 2022, at www.virtualshareholdermeeting.com/STER2022 for the following purposes:
1.
To elect the three nominees for director named in the attached Proxy Statement to serve on the Board of Directors for a three-year term until the 2025 Annual Meeting of Stockholders or their respective successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2022; and
3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Our Board of Directors recommends you vote (i) “FOR” the election of each of the nominees to the Board of Directors; and (ii) “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm.
Our Board of Directors has fixed April 18, 2022 as the record date for determining stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.
A Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report”) is first being mailed on or about April 29, 2022 to all stockholders entitled to vote at the Annual Meeting.
The Annual Meeting will be a completely “virtual meeting” of stockholders. You are invited to virtually attend the Annual Meeting online via live webcast at www.virtualshareholdermeeting.com/STER2022 to vote on the proposals described in this Proxy Statement. However, you do not need to virtually attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card if you received paper copies of the proxy materials or follow the instructions below to submit your proxy over the Internet.
By Order of the Board of Directors,

Steven Barnett Executive Vice President, Secretary, and Chief Legal & Risk Officer
New York, New York
April 29, 2022
Important Notice Regarding the Availability of Proxy Materials for the Sterling Check Corp. Annual Meeting of Stockholders To Be Held on Wednesday, June 15, 2022
This Notice, our Proxy Statement, and our 2021 Annual Report are available at www.proxyvote.com.
YOUR VOTE IS VERY IMPORTANT. PLEASE CAREFULLY READ THE ATTACHED PROXY STATEMENT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE AND SUBMIT YOUR PROXY OVER THE INTERNET, BY TELEPHONE OR MAIL.
2	Sterling Proxy Statement

Sterling Proxy Statement	3

STERLING CHECK CORP.
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Wednesday, June 15, 2022
GENERAL INFORMATION
The enclosed proxy is solicited by the Board of Directors (the “Board”) of Sterling Check Corp. (“Sterling,” the “Company,” “we” or “us”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at 8:30 a.m., Eastern Time, on Wednesday, June 15, 2022, and at any adjournment or postponement thereof. Our Annual Meeting will be conducted exclusively online via live webcast at www.virtualshareholdermeeting.com/STER2022. Our principal offices are located at 1 State Street Plaza, 24th Floor, New York, New York 10004. This Proxy Statement is first being made available to our stockholders on or about April 29, 2022. You are invited to virtually attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to virtually attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card if you received paper copies of the proxy materials or follow the instructions below to submit your proxy over the Internet or by telephone.
Outstanding Securities and Quorum
Stockholders of record at the close of business on April 18, 2022 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Each share of our common stock is entitled to vote at the Annual Meeting. As of the record date, we had 96,286,793 shares of common stock outstanding. With respect to all of the matters submitted for vote at the Annual Meeting, each share of common stock is entitled to one vote.
Under our Amended and Restated Bylaws, a quorum will exist at the Annual Meeting if stockholders holding a majority of the outstanding shares entitled to vote at the Annual Meeting are present virtually or by proxy. Stockholders of record who return a proxy or vote virtually at the meeting will be considered part of the quorum. Abstentions are counted as “present” for determining a quorum. Uninstructed broker votes, also called “broker non-votes,” are also counted as “present” for determining a quorum so long as there is at least one matter that a broker may vote on without specific instructions from a beneficial owner. Broker non-votes have no effect on the vote for any matter at the meeting.
Internet Availability of Proxy Materials
We are furnishing proxy materials to some of our stockholders via the Internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing printed copies of those materials. We believe that furnishing these materials via the Internet expedites stockholders’ receipt of the information they need, while lowering costs of printing and delivery and reducing the environmental impact of the Annual Meeting. The Notice of Internet Availability of Proxy Materials directs stockholders to a website where they can access our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Annual Report”), and view instructions on how to vote via the Internet or by telephone. If you received a Notice of Internet Availability of Proxy Materials and would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you elect to receive our future proxy materials electronically, you will receive access to those materials via e-mail unless and until you elect otherwise. The Notice of Internet Availability of Proxy Materials includes a control number that must be entered at the website provided on the notice in order to view the proxy materials. Whether you received the Notice of Internet Availability of Proxy Materials or paper copies of our proxy materials, the Proxy Statement and 2021 Annual Report are available to you at www.proxyvote.com.
4	Sterling Proxy Statement

Proxy Voting
Shares that are properly voted via the Internet or by telephone or for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted in accordance with the Board’s recommendations as follows: “FOR” the election of each of the nominees to the Board named herein and “FOR” the ratification of the appointment of our independent registered public accounting firm. It is not expected that any additional matters will be brought before the Annual Meeting, but if other matters are properly presented, the persons named as proxies in the proxy card or their substitutes will vote in their discretion on such matters.
The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a stockholder on the records of American Stock Transfer & Trust Company, LLC (“AST”), our stock transfer agent, you may vote by proxy, meaning you authorize individuals named in the proxy card to vote your shares. You may provide this authorization by voting via the Internet, by telephone or (if you have received paper copies of our proxy materials) by returning a proxy card. In these circumstances, if you do not vote by proxy or virtually at the Annual Meeting, your shares will not be voted. If you own shares in street name, meaning that your shares are held by a bank, brokerage firm, or other nominee, you may instruct that institution on how to vote your shares. You may provide these instructions by voting via the Internet, by telephone, or (if you have received paper copies of proxy materials through your bank, brokerage firm, or other nominee) by returning a voting instruction form received from that institution. In these circumstances, if you do not provide voting instructions, the institution may nevertheless vote your shares on your behalf with respect to the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2022, but cannot vote your shares on any other matters being considered at the Annual Meeting.
Voting Standard
With respect to the election of directors (Item 1), a nominee for director shall be elected to the Board by a plurality of the votes cast in respect of the shares of common stock present virtually or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality vote requirement means that the director nominees with the greatest number of votes cast, even if less than a majority, will be elected. You may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld and will have the same effect as abstentions. Withhold votes, abstentions, and broker non-votes will have no effect on the outcome of the election. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker lacks the authority to vote uninstructed shares at its discretion. Under current Nasdaq Global Select Market (“Nasdaq”) interpretations that govern broker non-votes, Item 1 is considered a non-discretionary matter, and a broker will lack the authority to vote uninstructed shares at its discretion on such proposal. Item 2 is considered a discretionary matter, and a broker will be permitted to exercise its discretion to vote uninstructed shares on the proposal.
With respect to the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Item 2), the affirmative vote of a majority of the voting power of common stock present virtually or represented by proxy and entitled to vote on the matter is required to approve the matter. With respect to Item 2 you may vote “FOR”, “AGAINST”, or “ABSTAIN”. For this matter, abstentions are not counted as affirmative votes on a matter but are counted as present at the Annual Meeting and entitled to vote and will have the effect of a vote “against” the matter.
We encourage you to record your vote via Internet or by telephone. Voting via the Internet or by telephone is convenient, helps save money by reducing postage and proxy tabulation costs, and reduces the environmental impact of the Annual Meeting. However, if you choose to vote by mail, you may mark, sign and date your proxy card and return it to Sterling Check Corp., Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Sterling Proxy Statement	5

VOTE BY INTERNET
Shares Held of Record:
www.proxyvote.com
Shares Held in Street Name:
www.proxyvote.com
24 hours a day / 7 days a week
Use the internet to transmit your voting instructions
and for electronic delivery of information up until
11:59 p.m. Eastern Time on June 14, 2022, the day before the scheduled meeting date

VOTE BY TELEPHONE
Shares Held of Record:
1-800-690-6903
Shares Held in Street Name:
1-800-454-8683
24 hours a day / 7 days a week
Use any touch-tone telephone to transmit your
voting instructions up until 11:59 p.m. Eastern
Time on June 14, 2022, the day before the
scheduled meeting date

INSTRUCTIONS:	INSTRUCTIONS:

• Read this Proxy Statement.	• Read this Proxy Statement.

• Go to the website listed above.	• Call the applicable number noted above.

• Have your Notice of Internet Availability of Proxy Materials, proxy card, or voting instruction form in hand and follow the instructions.	• Have your proxy card or voting instruction form in hand and follow the instructions.
We encourage you to register to receive all future stockholder communications electronically, instead of in print. This means that, after you register, access to the 2021 Annual Report, Proxy Statement, and other correspondence will be delivered to you via e-mail.
Voting and Attendance at the Annual Meeting
If you own common stock of record, you may virtually attend the Annual Meeting and vote, regardless of whether you have previously voted by proxy card, via the Internet, or by telephone. If you own common stock in street name, you may virtually attend the Annual Meeting, but in order to vote your shares at the Annual Meeting you must obtain a “legal proxy” from the bank, brokerage firm, or other nominee that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan to virtually attend the Annual Meeting. If you have already voted prior to the Annual Meeting, you may nevertheless change or revoke your vote at the Annual Meeting as described below. Only stockholders as of the record date (April 18, 2022) are entitled to virtually attend the Annual Meeting. Each stockholder may appoint only one proxyholder or representative to virtually attend on the stockholder’s behalf.
Revocation
If you own common stock of record, you may revoke your proxy or change your voting instructions at any time before your shares are voted at the Annual Meeting by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy (via the Internet or telephone or by returning a proxy card) bearing a later date or by virtually attending the Annual Meeting and voting. A stockholder owning common stock in street name may revoke or change voting instructions by contacting the bank, brokerage firm, or other nominee holding the shares or by obtaining a legal proxy from such institution and voting virtually at the Annual Meeting.
6	Sterling Proxy Statement

ITEM 1—ELECTION OF DIRECTORS
Our Board currently has ten seats, divided into three classes: Class I, Class II and Class III. Each class consists, as nearly as possible, of one-third of the total number of directors.
•	Our Class I directors are Mark Jennings, Adrian Jones and Jill Larsen, and their terms will expire at this Annual Meeting.
•	Our Class II directors are Christopher Crampton, Mohit Kapoor and Arthur J. Rubado III, and their terms will expire at the 2023 Annual Meeting.
•	Our Class III directors are William Chen, Michael Grebe, Joshua Peirez and L. Frederick Sutherland, and their terms will expire at the 2024 Annual Meeting.
The Board proposes that Messrs. Jennings and Jones and Ms. Larsen be reelected to Class I for new terms of three years each. Each nominee for director will, if elected, continue in office until the 2025 Annual Meeting and until the director’s successor has been duly elected and qualified, or until the earlier of the director’s death, resignation, retirement, disqualification or removal. The proxy holders named on the proxy card intend to vote the proxy for the election of each of these nominees, unless you indicate on the proxy card that your vote should be withheld from any of the nominees. Under Securities and Exchange Commission (“SEC”) rules, proxies cannot be voted for a greater number of persons than the number of nominees named.
Each nominee has consented to be named as a nominee in this Proxy Statement and to serve if elected. If any nominee is not able to serve, proxies will be voted in favor of the other nominees and may be voted for a substitute nominee, unless the Board chooses to reduce the number of directors serving on the Board.
THE BOARD RECOMMENDS A VOTE “FOR” EACH NOMINEE.
Sterling Proxy Statement	7

Biographical and Related Information of Director Nominees and Continuing Directors
The principal occupations and certain other information about our director nominees and our continuing directors (including the skills and qualifications that led to the conclusion that they should serve as directors) are set forth below. The age shown below for each director is as of June 15, 2022, which is the date of the Annual Meeting.
The Board has nominated three directors to be elected at the Annual Meeting to serve for three-year terms ending with the 2025 Annual Meeting of Stockholders and until a successor is duly elected and qualified, or until the earlier of the director’s death, resignation, retirement, disqualification or removal. Each nominee is currently a director of the Company and has agreed to serve if elected.
Mark Jennings TERM: Nominated for a three-year term expiring at the 2025 Annual Meeting.

Mark Jennings, 60, has served as a member of our Board since April 2003. Mr. Jennings is a
Co-Founder and has been a Managing Partner of Generation Partners, a growth equity firm specializing in technology-enabled service businesses, since September 1996. Prior to that time, Mr. Jennings was a Partner of Centre Partners, a private equity firm affiliated with Lazard Freres & Co, from October 1987 to September 1996, and prior to that, Mr. Jennings worked at Goldman, Sachs & Co. from August 1986 to October 1987. Mr. Jennings currently serves on the board of directors of several privately held companies and has previously served on the boards of directors of several publicly traded companies. Mr. Jennings holds a B.S. in Mechanical Engineering from the University of Texas at Austin and an M.B.A. from The Harvard Graduate School of Business. Mr. Jennings was selected to serve as a director because of his extensive business and leadership experience with high-growth technology-enabled service businesses and has served on the boards of directors of more than 25 other private and publicly held companies.

Adrian Jones TERM: Nominated for a three-year term expiring at the 2025 Annual Meeting.

Adrian Jones, 58, has served as a member of our Board since February 2016. Mr. Jones currently serves as Chairman of Goldman Sachs Asset Management Private Equity and is a member of the Asset Management Division (“AMD”) Corporate Investment Committee, the AMD Infrastructure Investment Committee and the AMD Growth Equity Investment Committee, as well as the firm’s Sustainable Finance Steering Group. Mr. Jones is also a member of the Americas Inclusion and Diversity Committee and co-chair of AMD’s Private Markets Sustainability Council. Mr. Jones joined Goldman Sachs as an associate in the Investment Banking Division (IBD) in 1994 and was named partner in 2004. Mr. Jones previously served on various other boards, including the board of T2 Biosystems, Inc. Mr. Jones received his B.A. in Economics and Politics from University College, Galway, an M.A. in Economics from University College, Dublin and an M.B.A. from Harvard Business School. Mr. Jones was selected to serve as a director because of his extensive experience in equity investing, domestic and international experience, and service on the boards of directors of other companies.

8	Sterling Proxy Statement

Jill Larsen TERM: Nominated for a three-year term expiring at the 2025 Annual Meeting.

Jill Larsen, 49, has served as a member of our Board since February 2020. Ms. Larsen served as the Executive Vice President and Chief People Officer of PTC, Inc. from 2020 until March 1, 2022. She is the founder of DigitalHR LLC where she serves as HR Consultant, and she is a Faculty Member & Advisor for the Josh Bersin Academy. She also served as an Adjunct Professor in the Graduate Human Capital Management Program at Columbia University from 2019 to 2021. Prior to PTC, Ms. Larsen was Executive Vice President and Chief Human Resource Officer for Medidata from 2018 to 2020, a public life sciences software company. Prior to Medidata, from 2013 to 2018, Ms. Larsen worked at Cisco Systems as Senior Vice President of Human Resources. Ms. Larsen currently serves on the board of directors of Definitive Healthcare, where she serves as Chairwoman of the Compensation Committee, and as an independent board member at TPX Communications. Ms. Larsen previously served on the board of Montage Software. Ms. Larsen received her B.A. in English and Communications from Boston College, and an M.S. in Human Resource Management from Emmanuel College. She also has a PHR distinction from the HR Certification Institute. Ms. Larsen was selected to serve as a director because of her extensive human capital management, DE&I and ESG experience, thorough knowledge of our industry and experience with compensation committees, nominating and corporate governance committees and public boards.

Christopher Crampton TERM: Current term expires at the 2023 Annual Meeting.

Christopher Crampton, 44, has served as a member of our Board since June 2015. Mr. Crampton leads Goldman Sachs Asset Management Private Equity’s investing efforts in the services sector. He is a member of the AMD Corporate Investment Committee. Mr. Crampton joined Goldman Sachs in 2003 and was named partner in 2016. Mr. Crampton currently serves on the boards of PSS Industrial, Restaurant Technologies, and Synagro Technologies, and is a former board member of Americold Realty Trust, FloWorks Holdings, GCA Services, Interline Brands, MRC Global, ProQuest Holdings and US Security Associates. Mr. Crampton earned a B.A. from Princeton University. Mr. Crampton was selected to serve as a director because of his extensive experience in equity investing, domestic and international experience, and service on the boards of directors of other companies.

Sterling Proxy Statement	9

Mohit Kapoor TERM: Current term expires at the 2023 Annual Meeting.

Mohit Kapoor, 58, has served as a member of our Board since May 2019. Mr. Kapoor currently serves as the Chief Technology and Operations Officer for NielsenIQ, overseeing all aspects of technology, security and operations since March 2021. Prior to joining NielsenIQ, Mr. Kapoor served as an independent advisor to multiple private equity portfolio companies from 2019 to 2021 in their value creation and technology transformation efforts. Mr. Kapoor was the Executive Vice President and Chief Information and Technology Officer of TransUnion from 2011 to 2019 and was responsible for all aspects of TransUnion’s technology, including strategy, applications, operations, infrastructure and delivery of solutions that supported TransUnion’s global information systems. Mr. Kapoor was the 2017 recipient of the Chicago CIO of the Year Award in the global category, and was recognized by ComputerWorld as a 2017 Premier 100 Technology Leader. Prior to TransUnion, Mr. Kapoor served in several senior roles at HSBC, including Chief Information Officer of South America supporting all aspects of technology across several lines of business from institutional customers to consumer finance. Mr. Kapoor has also served in many other positions with increasing responsibilities throughout the HSBC global organization as well as with Accenture, Coopers and Lybrand and EDS. Mr. Kapoor holds a B.S. in CIS and Finance and a B.A. in Economics from Jacksonville State University, and a Masters in Accounting Information Systems from Arizona State University. Mr. Kapoor was selected to serve as a director because of his extensive business and management experience in technology, big data, security and information services companies.

Arthur J. Rubado III TERM: Current term expires at the 2023 Annual Meeting.

Arthur J. Rubado III, 52, has served as a member of our Board since September 2021. Mr. Rubado is a Managing Director, Private Equity, and Head of CDPQ U.S. (“CDPQ”). He joined CDPQ in January 2018 and oversees the Private Equity portfolio. He is also responsible for the New York office and sits on the International Private Equity Investment Committee. Mr. Rubado has 30 years of operating and investing experience. Before joining CDPQ, he was a Managing Director and Operating Partner at Reservoir Capital, where he worked with portfolio company senior management and directors in healthcare, high tech and services. Previously, he was a Director in Kohlberg Kravis Roberts & Co.’s (“KKR”) operating executive group, KKR Capstone, where he worked in healthcare, high tech, retail/distribution and financial services, in both large scale and start-up/new company platforms. Prior to KKR, he was a founding member of executive management for SmartOps Corporation, an enterprise software developer, which was acquired by SAP AG. Earlier in his career, he was a consultant at McKinsey & Company, and worked in project, risk and operations management roles for the Royal Dutch/Shell Group. Mr. Rubado holds a B.S. in Mechanical & Aerospace Engineering with distinction from Cornell University and an M.B.A. with honors from Harvard Business School. He sits on the boards of directors of Constellation Insurance Holdings, Allied Universal, AlixPartners, PetSmart, TeamHealth and ITI Data. He has previously been a board member at Clarios, MyEyeDr, ClearTrail Real Estate, and Chairman of ClearCaptions LLC. Mr. Rubado was selected to serve as a director because of his extensive experience in private equity investing, domestic and international experience, and service on the boards of directors of other companies.

10	Sterling Proxy Statement

William Chen TERM: Current term expires at the 2024 Annual Meeting.

William Chen, 45, has served as a member of our Board since May 2018. Mr. Chen is a managing director for Goldman Sachs Asset Management Private Equity. He joined Goldman Sachs as a managing director in 2018. Prior to joining Goldman Sachs, Mr. Chen worked at Apax Partners in London and New York for nine years, most recently as a principal in the Technology and Telecoms Group. Mr. Chen serves on the boards of Aptos and CommerceHub, and previously served on the boards of Exact Software, Paradigm Geophysical, Epicor and Sophos. Mr. Chen earned a B.S. in Industrial Engineering from Stanford University, an M.S. in Engineering-Economic Systems and Operations Research from Stanford University, an M.A. in International Studies from the University of Pennsylvania and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Chen was selected to serve as a director because of his extensive experience in equity investing, domestic and international experience, and service on the boards of directors of other companies.

Michael Grebe TERM: Current term expires at the 2024 Annual Meeting.

Michael Grebe, 65, has served as a member of our Board since March 2015, and was elected Chairperson in September 2021. Mr. Grebe is an Advisory Director to Berkshire Partners, a Boston-based private equity firm, and serves as Chairman on the boards of Berlin Packaging, L.L.C and 3Phase Elevator Corporation. Mr. Grebe also serves on the boards of SRS Distribution, Inc., as Chairman of the Audit Committee, Access Information Management, Inc., where he serves as the Lead Director and Chairman of the Audit Committee, The Baptist Health System, where he serves as Chairman of the Leadership and Compensation Committee, and the Episcopal School of Jacksonville, where he serves on the Board of Trustees, including the Finance Committee. Additionally, Mr. Grebe previously served on the board of directors of the Jacksonville Branch of the Federal Reserve Bank of Atlanta, Air Distribution Technologies, Inc. and SiteOne Landscape Supply. Additionally, Mr. Grebe previously served as the Chairman of the Board and Chief Executive Officer of Interline Brands, Inc., where he served as the Chairman of the Board from 2007 to 2015 and as the Chief Executive Officer from 2004 to 2016. Prior to joining Interline in 1998, Mr. Grebe served in other leadership roles including as a Group Vice President with Airgas, Inc. and President of IPCO Safety, Inc. Mr. Grebe earned a B.S. in Business Administration from the University of Michigan and served as a U.S. Naval Officer in the Naval Nuclear Propulsion Program under the leadership of Admiral Hyman G. Rickover. Mr. Grebe was selected to serve as a director because of his particular knowledge in corporate finance, strategic planning and investments and extensive business, management and legal experience. Mr. Grebe also has experience serving as a public company director.

Sterling Proxy Statement	11

Joshua Peirez TERM: Current term expires at the 2024 Annual Meeting.

Joshua Peirez, 51, joined Sterling as Co-Chief Executive Officer and Director in July 2018, and was named Chief Executive Officer in April 2019. He brings extensive strategy, product and operational experience to the Company, and plays an instrumental role in driving Sterling toward its global vision. Prior to Sterling, Mr. Peirez served as President and Chief Operating Officer for Dun & Bradstreet, leading all aspects of customer-facing operations including the Company’s lines of business, multi-channel sales platform, service of client solutions, strategy, as well as mergers and acquisitions. Prior to joining Dun & Bradstreet, Mr. Peirez spent ten years with MasterCard, most recently in the role of Chief Innovation Officer for MasterCard Worldwide. A lawyer by training, Mr. Peirez also served as the Company’s Group Executive, Global Public Policy and Associate General Counsel. Before joining MasterCard in 2000, Mr. Peirez was an associate at Clifford Chance Rogers & Wells focusing on antitrust litigation. Mr. Peirez has served on the Federal Reserve Board’s Consumer Advisory Council and the board of directors for the Westchester County Association. He was named in the Top 10 Innovators of 2009 ranked by Bank Technology News. Mr. Peirez received a B.S. in Policy Analysis, Economic and Government Studies from Cornell University, and a J.D. from Brooklyn Law School, where he received the Corpus Juris Secundum Award in Criminal Law and Comparative Constitutional Law. Mr. Peirez was selected to serve as a director because of the perspective, management, leadership experience and operational expertise in our business that he has developed as our Chief Executive Officer.

L. Frederick Sutherland TERM: Current term expires at the 2024 Annual Meeting.

L. Frederick Sutherland, 70, has served as a member of our Board since September 2015. Mr. Sutherland was the Executive Vice President and Chief Financial Officer of Aramark Corporation, a provider of food services, facilities management, and uniform and career apparel, from 1997 until his retirement in 2015. Prior to joining Aramark in 1980, Mr. Sutherland was Vice President, Corporate Banking, at Chase Manhattan Bank, New York, NY, now part of J.P. Morgan Chase. Mr. Sutherland is a Director and Finance Committee Chair of Con Edison, Inc. and a Director and Audit Committee Chair of Colliers International Group Inc. Mr. Sutherland is also a Director and former Chairman of WHYY, Philadelphia’s public broadcast affiliate, Board President of Episcopal Community Services, a Philadelphia-based anti-poverty agency, and a Trustee of Duke University, the National Constitution Center, and Peoples Light, a non-profit theater. Mr. Sutherland received his B.A. from Duke University, and an M.B.A. from the University of Pittsburgh. Mr. Sutherland was selected to serve as a director because of his leadership and experience at an international managed services company, including experience with financial reporting, internal auditing, mergers and acquisitions, financing, risk management, corporate compliance and corporate planning. Mr. Sutherland’s experience from his leadership positions at Aramark Corporation and Chase Manhattan Bank supports the Board in its oversight of our financial reporting, auditing, and strategic planning activities.

12	Sterling Proxy Statement

CORPORATE GOVERNANCE
Controlled Company Exception and Director Independence
Our Board has affirmatively determined that Mr. Grebe, Mr. Jennings, Mr. Kapoor, Ms. Larsen and Mr. Sutherland are independent directors under the rules of Nasdaq and are independent directors as such term is defined in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Peirez, our Chief Executive Officer, is not independent because of his position as an executive officer. Our remaining directors, Messrs. Chen, Crampton, Jones and Rubado, are not independent due to their affiliation with our Sponsor (defined below), which, together with its affiliates, as of the date of filing this Proxy Statement, indirectly holds more than 50% of our common stock. Messrs. Chen, Crampton and Jones were elected to our Board in accordance with the stockholders’ agreement that we entered into with our stockholders, including certain affiliates of our Sponsor in effect prior to our Initial Public Offering on September 23, 2021 (the “IPO”). Upon completion of the IPO, our Sponsor’s designation rights terminated. See “Certain Relationships and Related Party Transactions—Related Party Transactions Entered into in Connection with the IPO—Stockholders’ Agreement).
Certain affiliates of The Goldman Sachs Group, Inc. (“Goldman Sachs”) and Caisse de dépôt et placement du Québec (“CDPQ” and, together with Goldman Sachs, our “Sponsor”) are the owners of a majority of our common stock. CDPQ owns its equity interest in us indirectly through a limited partnership controlled by Goldman Sachs. As a result, we are a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq, including:
1.	the requirement that a majority of our Board consist of independent directors;
2.	the requirement that director nominations be made, or recommended to the full Board, by its independent directors or by a nominations committee that is comprised entirely of independent directors; and
3.	the requirement that we have a compensation committee that is composed entirely of independent directors.
We rely on the exemptions listed above. As a result, we do not have a majority of independent directors and our nominating and corporate governance committee and compensation committee do not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.
Board Qualification and Diversity
We seek directors with diverse experience, qualifications and skills that enhance the Board’s effectiveness and result in the Board having a broad range of skills, expertise and industry knowledge relevant to the Company’s business. Our Board recognizes the benefits of having a diverse Board to enhance the quality of its performance. In designing the Board’s composition, Board diversity is considered from a number of aspects, including gender, age, race, ethnicity, nationality, cultural and educational background, professional experience, skills, knowledge and length of service.
Sterling Proxy Statement	13

Board Diversity Matrix (as of April 29, 2022)*
Total Number of Directors	10
	Female	Male
Part I: Gender Identity
Directors	1	9
Part II: Demographic Background
Asian	—	2
White	1	6
Directors who identify as “other” demographic background per Nasdaq’s board diversity disclosure requirements: 1
*Inapplicable categories omitted as permitted by Nasdaq’s board diversity disclosure requirements.
Board Leadership
Our Board directs and oversees the management of the business and affairs of the Company in a manner consistent with the best interests of the Company. The Board’s responsibility is one of oversight, and in performing its oversight role, the Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with our stockholders.
Our Board separates the roles of Chief Executive Officer and Chairperson. Joshua Peirez is our Chief Executive Officer and Michael Grebe is our non-executive Chairperson. We believe this leadership structure is appropriate for our Company due to the differences between the two roles. The Chief Executive Officer is responsible for setting our strategic direction, providing day-to-day leadership and managing our business, while the Chairperson provides guidance to the Chief Executive Officer, chairs meetings of the Board, sets the agendas for meetings of our Board as well as provides information to the members of our Board in advance of such meetings. In addition, we believe separating the roles of Chief Executive Officer and Chairperson allows the Chairperson to provide oversight of our management.
The Nominating and Corporate Governance Committee periodically reviews the Board’s leadership structure and, when appropriate, recommends changes to the Board’s leadership structure, taking into consideration the needs of the Board and the Company at that time.
Executive Sessions
The non-management directors meet in executive session with no members of management present at every regularly scheduled meeting of the Board and, if the non-management directors include directors who have not been determined to be independent, the independent directors meet separately in private sessions periodically, at least once a year, that exclude management and directors who have not been determined to be independent. The Chairperson of the Board (or, if the Chairperson is a management director or is not an independent director, a director designated by the non-management or independent directors, as applicable) presides at the executive sessions of the Board.
Communications with Directors
Stockholders and other interested parties may communicate with the Board by writing to the Secretary of the Company, at Sterling Check Corp., 1 State Street Plaza, 24th Floor, New York, New York 10004. Written communications may be addressed to the Chairperson of the Board, the chairperson of any of the audit, nominating and corporate governance, and compensation committees, or to the non-management or independent directors as a group. The Secretary of the Company will forward such communications to the appropriate party.
14	Sterling Proxy Statement

Risk Oversight

Corporate Governance Documents.
Please visit the “Corporate Governance” section of our investor relations website at https://investor.sterlingcheck.com/corporate-governance/documents-and-charters for additional information on our corporate governance, including:
•	Our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”);
•	Our Amended and Restated Bylaws (our “Bylaws”);
•	Our Code of Conduct and Ethics; and
•	The charters for the audit committee, the compensation committee, and the nominating and corporate governance committee.
Sterling Proxy Statement	15

Board Meetings and Committees
The Board meets regularly during the year and holds special meetings and acts by unanimous written consent whenever circumstances require. In accordance with our Corporate Governance Guidelines, all directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and any meetings of stockholders. During 2021, there were nine meetings of the Board, seven of which were held prior to the consummation of the IPO. During 2021, each director, except for Mr. Rubado, attended at least 75% of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees on which he or she served (during the periods that he or she served). Mr. Rubado was appointed to the Board at the time of the IPO, which was three months before the end of 2021. Due to a meeting scheduling change, a conflict arose, and Mr. Rubado was unable to attend one of the two Board meetings that occurred during his tenure as a Board member during 2021.
The Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee (collectively, the “Committees”). The Committees keep the Board informed of their actions and provide assistance to the Board in fulfilling its oversight responsibility to stockholders. The table below provides current membership information and the number of meetings for the last fiscal year.
Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Joshua Peirez
Michael Grebe
William Chen
Christopher Crampton
Mark Jennings
Adrian Jones
Mohit Kapoor
Jill Larsen
Arthur J. Rubado III
L. Frederick Sutherland
Total Meetings in 2021	8	4	1*
Denotes Board Chairperson
Denotes Committee Chairperson
*	The Nominating and Corporate Governance Committee was formed at the time of the IPO and held its first meeting in December 2021.
The functions performed by these Committees, which are set forth in more detail in their charters, are summarized below.
Audit Committee
The members of the audit committee are Mr. Sutherland, as Chairperson, Mr. Grebe and Mr. Kapoor. The audit committee is responsible for, among other things:
•	overseeing the quality and integrity of the Company’s financial statements, including oversight of the Company’s accounting and financial reporting processes and financial statement audits;
•	overseeing the effectiveness of the Company’s control environment, including its systems of disclosure controls and procedures and internal controls over financial reporting;
16	Sterling Proxy Statement

•	overseeing the Company’s compliance with legal and regulatory requirements applicable to financial statements and accounting and financial reporting processes;
•	overseeing the independent registered public accounting firm’s qualifications, appointment, compensation, retention, engagement, performance and independence;
•	overseeing the organization and performance of the Company’s internal audit function and/or activities;
•	overseeing the Company’s technology security and data privacy programs; and
•	preparing the audit committee report required by the SEC to be included in the Company’s annual proxy statement.
Mr. Sutherland qualifies as our “audit committee financial expert” within the meaning of regulations adopted by the SEC. Our Board has also determined that each of Mr. Sutherland, Mr. Grebe and Mr. Kapoor are “independent” as defined under Nasdaq rules and the Exchange Act and rules and regulations promulgated thereunder.
The audit committee recommends the annual appointment and reviews the independence of auditors and reviews the scope of audit and non-audit assignments and related fees, the results of the annual audit, accounting principles used in financial reporting, internal auditing procedures, the adequacy of our internal control procedures, related party transactions and investigations into matters related to audit functions. The audit committee is also responsible for overseeing risk management on behalf of our Board.
Compensation Committee
The members of the compensation committee are Ms. Larsen, as Chairperson, Mr. Chen, Mr. Grebe and Mr. Jennings. The principal responsibilities of the compensation committee are to review and approve matters involving executive and director compensation, recommend changes in employee benefit programs, authorize equity and other incentive arrangements and authorize our Company to enter into employment and other employee-related agreements. The compensation committee is responsible for, among other things:
•	establishing and reviewing the overall compensation philosophy of the Company;
•	reviewing and approving corporate goals and objectives relevant to Chief Executive Officer and other executive officers’ compensation, including annual and long-term performance objectives, if any;
•
evaluating the performance of the Chief Executive Officer in light of such goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving, or recommending to the Board, the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•
reviewing and approving, or recommending to the Board, the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the executive officers other than the Chief Executive Officer;

•
with respect to executive compensation programs: (i) reviewing and approving, or recommending to the full Board, new or modified executive compensation programs; (ii) reviewing on a periodic basis the operations of the Company’s executive compensation programs to determine whether they are effective in achieving their intended purpose(s); (iii) establishing and periodically reviewing policies for the administration of executive compensation programs; and (iv) taking steps to modify any executive compensation program to enhance the alignment of payments and benefits with executive and corporate performance and the Company’s business strategy;

•	reviewing and approving the list of companies to be included in any compensation peer group used to benchmark pay levels based on criteria the Committee deems appropriate;
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•
reviewing and recommending to the Board the form and amount of director compensation, in accordance with the Company’s Non-Employee Director Compensation Policy, as the same may be amended from time to time, as well as making recommendations regarding director’s and officer’s indemnification and insurance matters;

•
reviewing and approving or recommending to the Board, any employment or service-related contracts or transaction involving current or former directors and executive officers of the Company, and any related compensation, including consulting arrangements, employment contracts, severance or termination arrangements, and change in control agreements or provisions;

•
reviewing and approving, or recommending to the Board, the Company’s equity-based plans, equity-based awards and, to the extent subject to the approval of the Board, incentive compensation plans, and administering the plans in accordance with their terms or overseeing the activities of the individuals responsible for administering those plans, as applicable;

•	monitoring the Company’s regulatory compliance with respect to compensation matters;
•	reviewing and monitoring any employee retirement, profit sharing and benefit plans; and
•
preparing the compensation committee report on executive officer compensation where required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serves, or in the past year has served, as a member of the Board or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board or compensation committee. No interlocking relationship exists between any member of the compensation committee (or other committee performing equivalent functions) and any executive, member of the Board or member of the compensation committee (or other committee performing equivalent functions) of any other company.
Nominating and Corporate Governance Committee
The members of the nominating and corporate governance committee are Mr. Sutherland, as Chairperson, Mr. Grebe, Mr. Jones and Ms. Larsen. The nominating and corporate governance committee assists our Board in identifying individuals qualified to become board members, makes recommendations for nominees for committees and develops, recommends to the Board and reviews our corporate governance principles. The nominating and corporate governance committee is responsible for, among other things:
•
identifying individuals qualified to become directors, consistent with the criteria approved by the Board, from time to time, and selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders or to fill vacancies or newly created directorships that may occur between such meetings;

•
developing and recommending to the Board a set of corporate governance principles to be included in the Company’s Corporate Governance Guidelines, as the same may be amended from time to time, and assisting the Board in complying with them;

•	overseeing the evaluation of the Board and management;
•	recommending members of the Board to serve on committees of the Board and evaluating the functions and performance of such committees;
•	overseeing and approving the management continuity planning process; and
•	otherwise taking a leadership role in shaping the corporate governance of the Company.
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Director Nominations
The nominating and corporate governance committee identifies individuals believed to be qualified as candidates to serve on the Board and selects, or recommends that the Board select, the nominees for all directorships to be filled by the Board or by our stockholders at an annual or special meeting. In identifying candidates for membership on the Board, the Committee takes into account all factors it considers appropriate, which may include (a) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially and (b) all other factors the Committee considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest with other pursuits, legal considerations such as antitrust issues, corporate governance background, various and relevant career experience, relevant technical skills, relevant business or government acumen, financial and accounting background, technology background, executive compensation background and the size, composition and combined expertise of the existing Board. The Committee monitors the mix of specific experience, qualifications and skills of its directors in order to ensure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure. The Committee also may consider the extent to which a candidate would fill a present need on the Board. When evaluating whether to re-nominate existing directors, the Committee considers matters relating to the retirement of members of the Board, including term limits or age limits, as well as the performance of such directors.
The nominating and corporate governance committee evaluates director candidates recommended by stockholders on a substantially similar basis as it considers other nominees. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and the written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary of the Company, at Sterling Check Corp., 1 State Street Plaza, 24th Floor, New York, New York 10004. All recommendations for nomination received by the Secretary of the Company that satisfy the requirements of our Bylaws relating to such director nominations will be presented to the nominating and corporate governance committee for its consideration. For information regarding the advance notice provisions applicable to stockholder director nominations, please refer to Article II, Section 2.03(A)(2) and (A)(3) of our Bylaws.
Diversity and Inclusion
At Sterling, our focus continues to be on fostering a diverse and inclusive culture that celebrates the unique differences in each of us. Diversity and inclusion (“D&I”) is more than just an idea – it’s ingrained in our culture and how we do business. We have created a strategy working with our D&I team that provides essential programs to nurture a culture of inclusion and belonging, focusing on an equitable environment, inclusive culture, and allyship and engagement. Our D&I strategy helped create five global employee resource groups (“ERGs”), intentional D&I trainings, safe platforms to engage in tough conversations, and provide employees with the tools and knowledge required to be an ally and an advocate for our diverse workforce. Our ERGS are: B.E.A.M (Black Employees and Allies Movement), S.A.F.E (Sterling Acceptance For Everyone) for LGBTQIA+ employees and their allies, our Women’s Network, J.E.D.I. (Justly Elevate Diversity in India) and our Caregiver Network. We are proud that women represent more than half of total employees and more than half of the top three levels of employees at Sterling. As part of our commitment, we also require, as part of our standard onboarding training, meaningful D&I training for all of our employees.
Sterling Proxy Statement	19

COVID-19 Response and Employee Safety
In response to the ongoing COVID-19 pandemic, the health and safety of our employees has been our top priority. Our response has been guided by our culture and values. At Sterling, “People First, Always” isn’t just our slogan; it’s our promise. Our mission is to provide a foundation of trust and safety organizations need to create great environments for their most essential resource: people. This includes our own people. We accomplish this by committing to four key values:

It's All About The People	The Client is Always in The Room	Deliver Results, They Matter	Start With Trust & Prove It Everyday
Our business is about helping people find the right people. We care deeply about colleagues, clients and their candidates.	We exist to help our clients build a foundation of trust and safety. We make decisions that are best for the clients, based on data and judgment, not ego and politics.	We play to win. We are smart, fast and driven. We take risks, make mistakes and learn from them. We deliver.	We trust each other and prove ourselves worthy of trust to our clients and colleagues every day.
Since the onset of the pandemic, we have implemented a series of measures to protect the health and safety of our employees. In February 2020, we set up a COVID-19 Business Continuity Planning and Crisis Management task force led by our Chief Legal & Risk Officer. By mid-March 2020, in response to the COVID-19 pandemic, we successfully implemented a virtual-first approach to work, where many functions will remain remote even after the pandemic recedes.
Code of Conduct and Ethics
We have adopted a Code of Conduct and Ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and all global employees. Our Code of Conduct and Ethics is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Our Code of Conduct and Ethics is available on the “Corporate Governance” section of our investor relations website at https://investor.sterlingcheck.com/corporate-governance/documents-and-charters. See “Corporate Governance — Corporate Governance Documents” for additional information. In the event that we amend or waive certain provisions of our Code of Conduct and Ethics applicable to our principal executive officer, principal financial officer or principal accounting officer and the amendment or waiver requires disclosure under applicable SEC rules, we intend to disclose the same on our website. The information contained on, or accessible from, our website is not part of this Proxy Statement by reference or otherwise.
20	Sterling Proxy Statement

ITEM 2—RATIFICATION OF APPOINTMENT OF PWC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Under the rules and regulations of the SEC, Nasdaq and the Public Company Accounting Oversight Board (the “PCAOB”), the audit committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm. In addition, the audit committee considers the independence of our independent registered public accounting firm and participates in the selection of the independent registered public accounting firm’s lead engagement partner. The audit committee has appointed, and, as a matter of good corporate governance, is requesting ratification by our stockholders of the appointment of, the registered public accounting firm of PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2022. PwC has served as our independent registered public accounting firm since 2010.
The Board and the audit committee believe that the continued retention of PwC as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. If stockholders do not ratify the selection of PwC, the audit committee will evaluate the stockholder vote when considering the selection of a registered public accounting firm for the audit engagement for the 2023 fiscal year. In addition, even if stockholders ratify the selection of PwC as our independent registered public accounting firm, the audit committee may nevertheless periodically request proposals from the major registered public accounting firms and, as a result of such process, may select PwC or another registered public accounting firm as our independent registered public accounting firm.
THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PWC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022.
Sterling Proxy Statement	21

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
A representative of PwC is expected to attend the Annual Meeting to respond to appropriate questions from stockholders and make a statement should they desire to do so.
Consistent with SEC and PCAOB requirements regarding auditor independence, the audit committee has responsibility for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit to the audit committee for approval a list of services and related fees expected to be rendered during that year within each of the following four categories of services:
(1)
Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

(2)
Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements.

(3)
Tax services include all services, except those services specifically related to the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; tax planning; and tax compliance and reporting.

(4)	All Other services are those services not captured in the Audit, Audit-Related or Tax categories.
Prior to engagement, the audit committee pre-approves independent registered public accounting firm services within each category and the fees of each category are budgeted. The audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.
The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting. All of the services in the table below were pre-approved by the audit committee.
22	Sterling Proxy Statement

The following is a description of the professional services performed and the fees billed by PwC for the fiscal years ended December 31, 2020 and December 31, 2021.
	2020	2021
Audit Fees(1)	$ 4,176,000	$ 1,283,000
Audit-related Services(2)	9,000	2,000
Tax Fees(3)	180,000	328,000
All Other Fees(4)	3,000	3,000
Total	$4,368,000	$1,616,000
(1)
Audit fees consist of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

(2)
Audit-related Services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees are fees for tax compliance and consulting services.
(4)	All other fees are fees for licensing software for accounting research.
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AUDIT COMMITTEE REPORT
The audit committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements, and for the reporting process. The audit committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and our independent registered public accounting firm. The Company’s independent registered public accounting firm is engaged to audit and report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States.
In this context, the audit committee reviewed and discussed with management and our independent registered public accounting firm the audited financial statements for the year ended December 31, 2021 (the “Audited Financial Statements”). The audit committee has discussed with our independent registered public accounting firm the matters required to be discussed by the applicable requirements of the PCAOB and SEC, including PCAOB Auditing Standard No. 1301, Communications with Audit Committees. In addition, the audit committee has received the written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the PCAOB regarding our independent registered public accounting firm’s communications with the audit committee concerning independence and has discussed with our independent registered public accounting firm its independence.
Based upon the reviews and discussions referred to above, the audit committee recommended to the Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC.
The Audit Committee
L. Frederick Sutherland, Chairperson
Michael Grebe
Mohit Kapoor
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
24	Sterling Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of our common stock as of April 18, 2022 for:
•	each person or entity who is known by us to beneficially own more than 5% of our common stock;
•	each of our directors and named executive officers; and
•	all of our directors and executive officers as a group.
The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options, or other rights, held by such person that have vested or will vest within 60 days of April 18, 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of all listed stockholders is c/o Sterling Check Corp., 1 State Street Plaza, 24th Floor, New York, New York 10004. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.
	Common Stock
	Number of Shares	Percentage
5% Stockholders
Entities affiliated with Goldman Sachs(1)	59,953,727	62.3%
The Greenblatt Trusts(2)	11,071,854	11.5%
Named Executive Officers, Directors and Director Nominee
Joshua Peirez(3)	2,868,442	3.0%
Peter Walker(4)	903,543	*
Lou Paglia(5)	886,758	*
Michael Grebe(6)	165,484	*
William Chen(1)	—	—
Christopher Crampton(1)	—	—
Mark Jennings(7)	228,352	*
Adrian Jones(1)	—	—
Mohit Kapoor(8)	108,007	*
Jill Larsen(9)	111,827	*
Arthur J. Rubado III(10)	—	—
L. Frederick Sutherland(11)	516,364	*
All executive officers and directors as a group (14 persons)(12)	6,520,037	6.8%
*	Less than 1%.
(1)
Reflects (i) 20,316,320 shares held by Broad Street Principal Investments, L.L.C., (ii) 39,635,742 shares held by Checkers Control Partnership, L.P. and (iii) 1,168 shares held by Broad Street Control Advisors, L.L.C. (together, the “GS Entities”). The Goldman Sachs Group, Inc. and Goldman Sachs & Co. LLC are deemed to beneficially own all of the abovementioned shares and are deemed to beneficially own an additional 497 shares. Goldman Sachs & Co. LLC is a wholly owned subsidiary of The Goldman Sachs Group, Inc. Affiliates of The Goldman Sachs Group, Inc. are the general partner, managing general partner or investment manager, as applicable, of the GS Entities. Each of Adrian Jones, Christopher Crampton and William Chen is a managing director of Goldman Sachs and may be deemed to have beneficial ownership of the shares held by the GS Entities. Each of Goldman Sachs & Co. LLC, The Goldman Sachs Group, Inc. and Messrs. Jones, Crampton and Chen disclaim beneficial ownership of the equity interests and the shares described above held directly or indirectly by the GS Entities, except to the extent of their pecuniary interest therein, if any. The address of each of the GS Entities, Goldman Sachs & Co. LLC, The Goldman Sachs Group, Inc. and Messrs. Jones, Crampton and Chen is 200 West Street, New York, NY 10282. CDPQ is a limited partner in Checkers Control Partnership, L.P. and owns its equity interest in us indirectly through this limited partnership, which is controlled by The Goldman Sachs Group, Inc.

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(2)
Consists of 3,690,618 shares held by The Brandon T. Greenblatt 2015 Trust, 3,690,618 shares held by The Maggie S. Greenblatt 2015 Trust and 3,690,618 shares held by The Steven J. Greenblatt 2015 Trust (collectively, the “Greenblatt Trusts”), which are trusts for the benefit of the children of William Greenblatt, our founder and former Chief Executive Officer and director. The address of each of the Greenblatt Trusts is c/o Bluewater Systems, 3600 N. Capital of Texas Highway B180, Austin, TX 78746.

(3)	Includes 2,380,426 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after April 18, 2022.
(4)	Includes 718,800 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after April 18, 2022.
(5)	Includes 696,036 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after April 18, 2022.
(6)	Includes 97,064 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after April 18, 2022.
(7)	Includes 97,064 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after April 18, 2022.
(8)	Includes 73,101 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after April 18, 2022.
(9)	Includes 73,101 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after April 18, 2022.
(10)
Mr. Rubado is a managing director of CDPQ and is affiliated with our Sponsor. Includes 0 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after April 18, 2022.

(11)	Includes 97,064 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after April 18, 2022.
(12)	Includes 4,742,070 shares of common stock issuable upon exercise of options that have vested or will vest within 60 days after April 18, 2022.
26	Sterling Proxy Statement

EXECUTIVE COMPENSATION
As an emerging growth company under the JOBS Act, Sterling has opted to comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act. Those rules require compensation disclosure only for Sterling’s principal executive officer and its next two most highly compensated executive officers.
The tabular disclosure and discussion that follow describe Sterling’s executive compensation program during the fiscal years ended December 31, 2021 and December 31, 2020 with respect to Sterling’s named executive officers: Joshua Peirez, Sterling’s Chief Executive Officer; Peter Walker, Sterling’s Executive Vice President and Chief Financial Officer; and Lou Paglia, Sterling’s President and Chief Operating Officer (collectively, the “named executive officers”).
Summary Compensation Table
The following table sets forth the portion of compensation paid to the named executive officers (“NEOs”) that is attributable to services performed during fiscal years 2021 and 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Joshua Peirez Chief Executive Officer	2021	650,000	—	4,000,022	16,000,006	1,100,000(4)	907,771(5)(6)	22,657,799
	2020	650,000	—	—	980,643	—	8,500	1,639,143
Peter Walker Executive Vice President and Chief Financial Officer	2021	450,000	—	1,300,006	5,200,002	600,000(4)	459,941(5)	8,009,949
	2020	450,000	—	—	428,550	—	8,500	887,050
Lou Paglia President and Chief Operating Officer	2021	450,000	—	1,200,002	4,800,004	600,000(4)	459,941(5)	7,509,947
	2020	450,000	—	—	444,427	—	8,500	902,927
(1)
The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock awards granted in connection with the Company’s IPO, valued in accordance with ASC Topic 718 “Compensation—Stock Compensation” (“ASC 718”). Details and assumptions used in calculating these values are described in “Note 14—Stock-Based Compensation” of our consolidated financial statements included in our 2021 Annual Report.

(2)
The amounts included in the “Option Awards” column represent the aggregate grant date fair value of options granted (which, in the case of 2021, were granted in connection with the Company’s IPO) and, with respect to 2020, the incremental fair market value associated with the modification of option grants effected in 2020, valued in accordance with ASC 718. Details and assumptions used in calculating these values are described in “Note 14—Stock-Based Compensation” of our consolidated financial statements included in our 2021 Annual Report.

(3)
The amounts in this column represent all other compensation for the covered fiscal year that the registrant could not properly report in any other column of the Summary Compensation Table, including the 401(k) employer match of $8,500 earned in 2020 and paid in 2021 and the 401(k) employer match of $8,700 earned in 2021 and paid in 2022. The amounts represented here do not include $182,232, $96,476 and $96,476 for Messrs. Peirez, Walker and Paglia, respectively, which are the stock-based compensation expenses in accordance with ASC 718 in respect of shares issued in 2020 in exchange for partial recourse promissory notes in the principal amounts of $450,000 ($850,000 for Mr. Peirez). On August 16, 2021, the promissory notes were forgiven. See “Certain Relationships and Related Party Transactions—Promissory Notes.”

(4)
This amount includes the payment of $807,500, $337,500, and $157,500 to Messrs. Peirez, Walker, and Paglia respectively, on August 16, 2021, which amounts constituted accelerated payment of a portion of each individual’s target bonus opportunity for calendar year 2021 (95% for Mr. Peirez, 75% for Mr. Walker, and 35% for Mr. Paglia) to assist the individual in satisfying his withholding obligations in respect of the forgiveness of their promissory notes. See “Certain Relationships and Related Party Transactions—Promissory Notes.” The amount also includes the annual

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performance bonuses earned by Messrs. Peirez, Walker and Paglia based on actual performance for calendar year 2021 (less the portions paid on August 16, 2021). See “Executive Compensation—Narrative Disclosure Summary Compensation Table—Annual Incentive Plan.
(5)
This amount includes the forgiveness of the principal and all unpaid interest in respect of the partial recourse promissory notes to Messrs. Peirez, Walker, and Paglia in the amounts of $852,343, $451,241 and $451,241, respectively on August 16, 2021. See “Certain Relationships and Related Party Transactions—Promissory Notes.”

(6)
This amount includes the payment of certain fees for services rendered July 1, 2021 through August 4, 2021 in connection with the negotiation of Mr. Peirez’s A&R CEO Employment Agreement (defined below) in the amount of $46,728. See “Executive Compensation—Narrative Disclosure Summary Compensation Table—Employment Agreements—Chief Executive Officer (Joshua Peirez).”

Narrative Disclosure to Summary Compensation Table
Elements of Compensation
In fiscal years 2021 and 2020, we compensated our NEOs through a combination of base salary, cash incentives, long-term equity incentives in the form of stock options and restricted stock, and other benefits as described below.
Employment Agreements
Mr. Peirez is party to an amended and restated employment agreement, Mr. Walker is party to an offer letter and an amended severance agreement, and Mr. Paglia is party to an offer letter and letter amendment, as well as a severance agreement, in each case, with the Company’s wholly-owned indirect subsidiary Sterling Infosystems, Inc. (“Sterling Infosystems”), summarized below (collectively, the “Employment Agreements”).
Chief Executive Officer (Joshua Peirez)
Sterling Infosystems was party to an employment agreement with Mr. Peirez (the “Prior CEO Employment Agreement”) dated as of July 19, 2018, pursuant to which Mr. Peirez served as CEO. The Prior CEO Employment Agreement provided for a base salary of $650,000 per year and eligibility for an annual cash bonus, with an annual target bonus opportunity of $850,000, with achievement based on the attainment of certain performance goals set annually by the board of directors of Sterling Infosystems (the “SI Board”), with 50% of the bonus based on company performance criteria and 50% at the discretion of the SI Board. For 2020, no annual bonus was paid.
In connection with the Company’s IPO, the Prior CEO Employment Agreement was amended and restated pursuant to an amended and restated employment agreement entered into as of August 5, 2021, which became effective as of the date on which the registration statement for the Company’s IPO became effective (the “A&R CEO Employment Agreement”). Pursuant to the A&R CEO Employment Agreement, Mr. Peirez serves as CEO and a member of our Board and the SI Board, reporting directly to our Board. The A&R CEO Employment Agreement may be terminated by Sterling Infosystems or Mr. Peirez upon 15 days’ prior notice (other than a termination for cause). The A&R CEO Employment Agreement provides for a base salary of $650,000 per year, subject to annual review and adjustment upward (but not downward) in our Board’s discretion. Mr. Peirez is also eligible for an annual cash bonus, with an annual target bonus opportunity of $850,000 for calendar year 2021 and at least 100% of base salary commencing in calendar year 2022, with achievement based on the attainment of certain performance goals set annually by our Board. Mr. Peirez is also entitled to participate in Sterling Infosystems’ employee benefit plans in effect from time to time on the same basis as other senior executives of Sterling Infosystems, provided Mr. Peirez is entitled to the maximum level of vacation under the Company’s vacation policy, regardless of his years of service. Mr. Peirez is entitled to travel in business class on all flights or, if business class is unavailable, first class, as well as reimbursement for legal fees and expenses up to $60,000 incurred in connection with the negotiation of the A&R CEO Employment Agreement.
Pursuant to the A&R CEO Employment Agreement, Mr. Peirez was entitled to receive IPO Bonus Grants (as described below under “—Long-Term Equity Incentives—Sterling Check Corp. 2021 Omnibus Incentive Plan”) having a grant date fair value of $20 million, as determined in good faith by our Board, to
28	Sterling Proxy Statement

be granted 80% in the form of nonqualified stock options and 20% in the form of restricted stock awards. In addition, subject to attainment by the Company of the 2022 revenue and Adjusted EBITDA goals as established by our Board, the Company will grant Mr. Peirez, in the first quarter of calendar year 2023, one or more equity incentive awards under the 2021 Equity Plan having an estimated aggregate grant date fair value, as determined in good faith by our Board, of at least the lesser of $5 million or the median value for chief executive officers in the Company’s peer group. For subsequent years, equity incentive awards will be determined by our Board in its sole discretion.
The A&R CEO Employment Agreement includes restrictive covenants providing for non-competition, non-solicitation and non-hire of employees, and non-solicitation and non-interference with current and prospective customers and business relationships, in each case, during employment and for 18 months thereafter, as well as perpetual nondisclosure of confidential information.
The A&R CEO Employment Agreement also provides for severance upon certain terminations of employment, as described below under “—Additional Narrative Disclosures—Potential Payments Upon Termination or Change in Control—Severance Under Employment Agreements—Mr. Peirez.”
If any payments or benefits to which Mr. Peirez would be entitled to receive pursuant to the terms of the A&R CEO Employment Agreement or otherwise in connection with a change in the ownership or effective control of the Company would result in all or a portion of such payments or benefits being deemed “parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the excise tax imposed by Section 4999 of the Code, such payments and benefits will be reduced to the minimum extent necessary so that they would not result in the imposition of an excise tax under Section 4999 of the Code, provided that no reduction will be made if Mr. Peirez would receive a greater net after-tax amount absent such reduction.
Executive Vice President and Chief Financial Officer (Peter Walker)
Sterling Infosystems is party to an offer letter with Mr. Walker (the “CFO Offer Letter”) dated as of May 14, 2019, pursuant to which Mr. Walker began serving as Executive Vice President and Chief Financial Officer on July 8, 2019. The CFO Offer Letter provides for (i) a base salary of $450,000 per year, and (ii) an annual cash bonus with an annual target bonus opportunity of 100% of Mr. Walker’s then-current base salary, pursuant to the terms of the Annual Incentive Plan. Mr. Walker is also entitled to participate in Sterling Infosystems’ employee benefit plans.
Sterling Infosystems is also party to a Severance Agreement with Mr. Walker (the “CFO Severance Agreement”) dated as of May 15, 2019, which provides for severance upon certain terminations of employment, and, in connection with the Company’s IPO, on August 19, 2021, Mr. Walker entered into an amendment to the CFO Severance Agreement, which became effective as of the date on which the registration statement for the Company’s IPO became effective (the “CFO Severance Amendment”), which replaced the severance entitlements under the CFO Severance Agreement and provide for severance upon certain terminations of employment, all as described further below under “—Additional Narrative Disclosures—Potential Payments Upon Termination or Change in Control—Severance Under Employment Agreements—Messrs. Walker and Paglia.”
The CFO Severance Agreement, as amended by the CFO Severance Amendment, includes restrictive covenants providing for (i) non-competition during employment and for 12 months thereafter, (ii) non-solicitation and non-hire of employees, and non-solicitation and non-interference with current and prospective customers and business relationships, in each case, during employment and for 18 months thereafter, and (iii) perpetual nondisclosure of confidential information and non-disparagement covenants.
If any payments or benefits to which Mr. Walker would be entitled to receive pursuant to the terms of the CFO Severance Amendment or otherwise in connection with a change in the ownership or effective control of the Company would result in all or a portion of such payments or benefits being deemed “parachute payments” under Section 280G of the Code and the excise tax imposed by Section 4999 of the Code, such payments and benefits will be reduced to the minimum extent necessary so that they would not result in the imposition of an excise tax under Section 4999 of the Code, provided that no reduction will be made if Mr. Walker would receive a greater net after-tax amount absent such reduction.
Sterling Proxy Statement	29

President and Chief Operating Officer (Louis Paglia)
Sterling Infosystems is party to an offer letter with Mr. Paglia (the “Paglia Offer Letter”) dated as of January 28, 2016, which was amended pursuant to a letter agreement dated December 17, 2018 (the “Paglia Amendment”) entered into when Mr. Paglia was promoted to the position of President, effective December 1, 2018. Mr. Paglia was named Chief Operating Officer of Sterling Infosystems effective as of March 8, 2021. Mr. Paglia’s current annual base salary is $450,000 and his annual target cash bonus opportunity is 100% of his then-current annual base salary.
Under the Paglia Offer Letter, Mr. Paglia is entitled to participate in Sterling Infosystems’ standard employee benefit plans. The Paglia Offer Letter also provides for severance upon certain terminations of employment and, in connection with the Company’s IPO, on August 19, 2021, Mr. Paglia entered into a severance agreement, which became effective as of the date on which the registration statement for the Company’s IPO became effective (the “Paglia Severance Agreement”), which replaced the severance entitlements under the Paglia Offer Letter and provides for severance upon certain terminations of employment, all as described further below under “—Additional Narrative Disclosures—Potential Payments Upon Termination or Change in Control—Severance Under Employment Agreements—Messrs. Walker and Paglia.”
The Paglia Severance Agreement includes restrictive covenants providing for (i) non-competition during employment and for a period of 12 months thereafter, (ii) non-solicitation and non-hire of employees, and non-solicitation and non-interference with current and prospective customers and business relationships, in each case, during employment and for 18 months thereafter, and (iii) the perpetual nondisclosure of confidential information and non-disparagement covenants.
If any payments or benefits to which Mr. Paglia would be entitled to receive pursuant to the terms of the Paglia Agreement or otherwise in connection with a change in the ownership or effective control of the Company would result in all or a portion of such payments or benefits being deemed “parachute payments” under Section 280G of the Code and the excise tax imposed by Section 4999 of the Code, such payments and benefits will be reduced to the minimum extent necessary so that they would not result in the imposition of an excise tax under Section 4999 of the Code, provided that no reduction will be made if Mr. Paglia would receive a greater net after-tax amount absent such reduction.
Annual Incentive Plan
The Company’s annual incentive plan is a discretionary bonus plan pursuant to which a bonus pool is formulaically established each year based on Company performance against pre-established financial goals approved by the compensation committee of the SI Board (the “Committee”). The Committee approves the financial goals and determines the annual bonus, if any, for the NEOs taking into account financial and personal performance. An individual may receive no bonus, partial bonus, full bonus or overachievement of bonus based on bonus pool funding. For 2021, the financial goals were based on revenue and Adjusted EBITDA metrics and overachievement bonuses were awarded in light of the Company’s strong performance.
Long-Term Equity Incentives
2015 LTIP
Our Board adopted the Sterling Ultimate Parent Corp. 2015 Long-Term Equity Incentive Plan (the “2015 LTIP”), pursuant to which the Company may grant awards of options, stock appreciation rights, restricted stock, restricted stock units, performance units, and performance shares. Each of our NEOs has previously been granted options to acquire shares under the 2015 LTIP.
In connection with our IPO, each outstanding option under the 2015 LTIP (“LTIP Options”), including each such option held by the NEOs and non-employee directors, was amended to (i) fully vest, effective as of the effectiveness of the underwriting agreement, each option that was not already vested and that would not have otherwise vested by its terms in connection with the IPO and (ii) permit each option to be exercised following termination for any reason for the period set forth in the applicable award agreement or, if longer, an extended post-termination exercise period that would end on the date that is six months following the second anniversary of the effectiveness of our Form S-1 registration statement in
30	Sterling Proxy Statement

connection with our IPO; provided that if such date falls during a blackout period, the post-termination exercise period will be extended until the date that is thirty days after the commencement of the Company’s next open trading window. An individual was not entitled to receive any IPO Bonus Grant (as described below under “—Long-Term Equity Incentives—Sterling Check Corp. 2021 Omnibus Incentive Plan”) if he or she failed to enter into the option agreement amendment described in this paragraph. By entering into an option agreement amendment, an individual also agreed that any shares acquired by such individual upon exercise of any LTIP Options (the “LTIP Option Shares”) will be subject to the following transfer restrictions, in addition to any other lock-up restrictions, securities trading policies, and other limitations to which such individual may be subject: (i) the holder will be able to transfer up to 25% of the LTIP Option Shares at any time after six months following the effectiveness of our Form S-1 registration statement in connection with our IPO (or such earlier time as the transfer restrictions expire under the lock-up agreements that we, our directors, executive officers, and our then-current stockholders entered into in connection with our IPO) but prior to the first anniversary of the effectiveness of our Form S-1 registration statement in connection with our IPO; (ii) on or after the first anniversary but prior to the second anniversary of the effectiveness of our Form S-1 registration statement in connection with our IPO, the holder will be able transfer up to fifty percent (50%) of the LTIP Option Shares (reduced by any of the LTIP Option Shares sold prior to the first anniversary) and (iii) on or after the second anniversary of the effectiveness of our Form S-1 registration statement in connection with our IPO, the holder will be able to transfer all of his or her LTIP Option Shares. The foregoing transfer restrictions do not apply to any shares held by such individual that are not LTIP Option Shares.
Sterling Check Corp. 2021 Omnibus Incentive Plan
Our Board adopted the Sterling Check Corp. 2021 Omnibus Incentive Plan (the “2021 Equity Plan”), pursuant to which the Company may grant incentive stock options (or “ISOs”) and nonqualified stock options; stock appreciation rights (or “SARs”); restricted stock; restricted stock units (or “RSUs”); Performance Awards (as defined in the 2021 Equity Plan); Cash-Based Awards (as defined in the 2021 Equity Plan), and other share-based awards.
Following execution of the underwriting agreement for the Company’s IPO, the Company made special one-time bonus grants under the 2021 Equity Plan (the “IPO Bonus Grants”) to certain members of its senior management team (including the NEOs) and non-employee directors. The IPO Bonus Grants to each of the NEOs consisted of both a nonqualified stock option grant (the “IPO Bonus Options”) and a restricted stock grant (the “IPO Bonus Stock Awards”). Each of Messrs. Peirez, Walker, and Paglia were granted IPO Bonus Options to purchase 1,563,126, 508,016, and 468,938 shares, respectively, and grants of IPO Bonus Stock Awards covering 173,914, 56,522, and 52,174 shares, respectively. In determining the equity vehicle mix, the Committee determined that a mix that was weighted 80% stock options and 20% restricted stock provided alignment with stockholders and ensured that the management team was focused on future value appreciation. The IPO Bonus Grants to non-employee directors consisted entirely of IPO Bonus Options.
The IPO Bonus Options were granted with a 10-year term and an exercise price equal to $23.00 per share, which was the IPO price per share in the IPO. Each of the IPO Bonus Options (other than grants to non-employee directors) and IPO Bonus Stock Awards vests 50% on the second anniversary of the grant date and 25% on each of the third and fourth anniversaries of the grant date, subject to the executive’s continued employment with the Company through the applicable vesting date (except as noted below). The approved vesting framework was designed to focus on long-term retention. Each of the IPO Bonus Options granted to non-employee directors vests in three substantially equal annual installments on the first three anniversaries of the grant date, subject to the non-employee director’s continued service with the Company through the applicable vesting date (except as noted below).
If any of the NEOs or non-employee directors experiences a termination of service, other than for “cause” (as defined in the applicable IPO Bonus Grant), (i) the unvested portion of the IPO Bonus Grants will be forfeited, (ii) the NEO will retain the vested portion of his IPO Bonus Stock Award, and (iii) the vested portion of the NEO’s or non-employee director’s IPO Bonus Option will remain exercisable for 30 days (90 days in the case of a termination due to death or disability). In the event of a termination for cause, the NEO or non-employee director will forfeit all of his IPO Bonus Grants (vested and unvested). If the NEO’s service with the Company is terminated by the Company without cause or he resigns for good reason (as defined in the IPO Bonus Grant
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award agreement), in either case within 3 months prior to or 24 months following a Change in Control (as defined in the 2021 Equity Plan), his IPO Bonus Grants shall fully vest and the IPO Bonus Options shall become fully exercisable. If a non-employee director continues service through a Change in Control and, immediately following the Change in Control he or she is not a member of our Board (or that of the Company’s or its successor’s ultimate parent) or, within 24 months following such Change in Control, his or her service on our Board (or that of the Company’s or its successor’s ultimate parent) ceases other than by reason of a voluntary resignation, his or her IPO Bonus Options shall become fully vested and exercisable. The NEOs are also eligible for additional accelerated vesting in connection with certain terminations of employment as described further below under “—Additional Narrative Disclosures—Potential Payments Upon Termination or Change in Control—Severance Under Employment Agreements—Executive Equity Incentive Awards.”
The IPO Bonus Grants include restrictive covenants providing for: (i) perpetual nondisclosure of confidential information, (ii) a non-competition covenant that applies for the duration of employment and for twelve (12) months thereafter, (iii) customer and employee non-solicitation covenants that apply for the duration of employment and for two (2) years thereafter, and (iv) a perpetual non-disparagement covenant.
Promissory Notes
Each of Messrs. Peirez, Walker and Paglia acquired shares in exchange for the delivery of promissory notes each issued as of December 1, 2020 with a principal amount of $450,000 ($850,000 for Mr. Peirez), which promissory notes bore interest at the mid-term applicable federal rate for November 2020 and were subject to repayment on December 31, 2027 or earlier termination of employment. On August 16, 2021, pursuant to the terms of the promissory notes, the principal amount on each loan, together with all accrued and unpaid interest thereon, was forgiven. See “Certain Relationships and Related Party Transactions—Promissory Notes.”
On August 16, 2021, the Company entered into agreements with each promissory noteholder, including Messrs. Peirez, Walker and Paglia (each, a “Loan Forgiveness Agreement”), whereby each promissory note was cancelled, and the outstanding indebtedness and other obligations thereunder were forgiven (the “Note Cancellation”). Concurrently with the execution of the Loan Forgiveness Agreements, the Company accelerated payment of a portion of each individual’s target bonus opportunity for calendar year 2021 (95% for Mr. Peirez, 75% for Mr. Walker, and 35% for Mr. Paglia) to assist the individual in satisfying his withholding tax obligations in respect of the Note Cancellation (the “Accelerated Bonus Payment”). The Accelerated Bonus Payment was deemed to have been earned as of August 16, 2021 and the individual has no obligation to repay any portion of the Accelerated Bonus Payment under any circumstance.
32	Sterling Proxy Statement

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares underlying the equity awards outstanding under the 2015 LTIP and the 2021 Equity Plan for Messrs. Peirez, Walker and Paglia as of December 31, 2021.
	Option Awards						Stock Awards
Name	Grant Date	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)(1)	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)(2)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(3)
Joshua Peirez	7/12/2018	1,497,500			9.68	7/12/2028
	11/28/2018	643,326			9.68	11/28/2028
	11/11/2020	239,600			9.68	11/11/2030
	9/22/2021		1,563,126		23.00	9/22/2031
	9/22/2021						173,914	3,566,976
Peter Walker	6/25/2019	599,000			9.68	6/25/2029
	11/11/2020	119,800			9.68	11/11/2030
	9/22/2021		508,016		23.00	9/22/2031
	9/22/2021						56,522	1,159,266
Lou Paglia	1/29/2016	35,339			9.39	1/29/2026
	2/21/2017	47,920			9.68	2/21/2027
	11/28/2018	253,377			9.68	11/28/2028
	5/22/2019	119,800			9.68	5/22/2029
	11/6/2019	119,800			9.68	11/6/2029
	11/11/2020	119,800			9.68	11/11/2030
	9/22/2021		468,938		23.00	9/22/2031
	9/22/2021						52,174	1,070,089
(1)
These options will vest and become exercisable as to fifty percent (50%) of the shares subject to the option on the second anniversary of the date of grant of the option, and as to an additional twenty-five percent (25%) of the shares subject to the option on each of the next two anniversaries of the date of grant.

(2)
Effective as of November 25, 2020, the exercise price of each nonqualified stock option grant issued and outstanding to the NEOs that exceeded $9.68 per share (the then-fair market value per share of Company common stock as determined by our Board based on an independent third-party equity valuation) was reduced to $9.68 per share.

(3)	Based on the per-share closing market price of the Company’s common stock on December 31, 2021, which was $20.51.
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Additional Narrative Disclosures
Retirement Benefit Programs
The Company maintains a tax-qualified defined contribution plan (the “401(k) plan”) that provides retirement benefits to employees, including matching contributions. The NEOs are eligible to participate in the 401(k) plan on the same terms as other participating employees.
Potential Payments upon Termination or Change in Control
Severance Under Employment Agreements
Each of our NEOs is entitled to receive certain payments in connection with certain termination events.
Mr. Peirez
The A&R CEO Employment Agreement provides that, in the event that Mr. Peirez’s employment is terminated by Sterling Infosystems without cause or by Mr. Peirez for good reason (each as defined in the A&R CEO Employment Agreement) during the employment term, subject to execution of a release of claims and continued compliance with the restrictive covenants in the A&R CEO Employment Agreement, Mr. Peirez is entitled to (i) payment of an amount equal to one and one-half times the sum of his then-current base salary plus target annual bonus opportunity for the year in which termination occurs, payable over 18 months, (ii) family healthcare benefits including, but not limited to, hospital, major medical, pharmaceutical, vision and dental benefits (paid for by Sterling Infosystems with Mr. Peirez retaining the responsibility for the employee portion of the premium) continuation for 18 months post-termination (or, if earlier, until Mr. Peirez is eligible to receive substantially equivalent healthcare benefits from a subsequent employer), if and to the extent such coverage would not subject Sterling Infosystems or any of its affiliates or subsidiaries to any tax or other penalty under The Patient Protection and Affordable Care Act or other applicable law (the “Benefit Continuation”), provided that if such coverage cannot be provided for any reason Sterling Infosystems will instead pay Mr. Peirez monthly during the Benefit Continuation period an amount equal to the amount Sterling Infosystems would have paid had the Benefit Continuation been provided for the family healthcare benefits in which Mr. Peirez was participating as of his termination date, (iii) the annual bonus for the calendar year preceding the year in which termination occurs, if and only to the extent earned based solely upon Sterling Infosystem’s performance criteria (with any personal performance criteria being deemed to be met at 100%) but unpaid as of the termination date, (iv) a prorated portion of the target annual bonus for the calendar year in which termination occurs, (or, in the event of a CIC Termination, the greater of his target annual bonus opportunity for such year and his average annual bonus paid over the preceding 2 completed years) (the “Pro Rata Bonus” and, together with the bonus described in subclause (iii) above, the “Accrued Bonuses”), and (v) accelerated vesting of equity incentive awards as described further below under “—Additional Narrative Disclosures—Potential Payments Upon Termination or Change in Control—Severance Under Employment Agreements—Executive Equity Incentive Awards.” For purposes of the foregoing, a “CIC Termination” means a termination without cause or resignation for good reason that occurs within 3 months prior to or 24 months following a Change in Control (as defined in the 2021 Equity Plan).
Pursuant to the A&R CEO Employment Agreement, upon a termination due to death or Disability (as defined in the A&R CEO Employment Agreement), Mr. Peirez (or his estate) will be entitled to the Benefit Continuation, Accrued Bonuses, and equity acceleration due in respect of a termination without cause that is not a CIC Termination.
Messrs. Walker and Paglia
Pursuant to the terms of the CFO Severance Amendment and the Paglia Severance Agreement, if Mr. Walker or Mr. Paglia’s employment is terminated by Sterling Infosystems without cause or by the executive for good reason (each as defined in the CFO Severance Amendment and Paglia Severance Agreement, as applicable) during the employment term, subject to execution of a release of claims and continued compliance with any restrictive covenants to which the executive is bound, the terminated executive will be entitled to (i) an amount equal to the executive’s annual base salary (plus, in the event of a CIC Termination, target annual bonus opportunity for the year of termination) payable over the 12 months
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following termination, (ii) healthcare benefits (with the executive retaining the responsibility for the employee portion of the premium) continuation for 12 months following his termination (or, if earlier, until the executive is eligible to receive healthcare benefits from a subsequent employer), if and to the extent such coverage would not subject Sterling Infosystems or any of its affiliates or subsidiaries to any tax or other penalty under the Patient Protection and Affordable Care Act or other applicable law, (iii) any earned but unpaid annual bonus for the year prior to termination, (iv) a pro-rated portion of the executive’s annual incentive bonus for the year in which termination occurs, equal to his target annual bonus opportunity for such year (or, in the event of a CIC Termination, the greater of his target annual bonus opportunity for such year and his average annual bonus paid over the preceding 2 completed years) multiplied by a fraction where the numerator is the number of calendar days from January 1 of such year through the termination date and the denominator is 365, and (v) accelerated vesting of equity incentive awards as described further below under “—Additional Narrative Disclosures—Potential Payments Upon Termination or Change in Control—Severance Under Employment Agreements—Executive Equity Incentive Awards.” For purposes of the foregoing, a “CIC Termination” has the same meaning as in the A&R CEO Employment Agreement, except that references to “cause” and “good reason” have the meanings provided in the CFO Severance Amendment and Paglia Severance Agreement, as applicable.
Executive Equity Incentive Awards
Pursuant to the A&R CEO Employment Agreement, CFO Severance Amendment, and Paglia Severance Agreement, if the NEO experiences a termination of employment without cause or resignation for good reason (as defined in the respective agreement), then, (i) with respect to each nonqualified stock option and other equity incentive award of the Company then issued and outstanding to the NEO (each, an “Executive Equity Incentive Award”), the NEO will be entitled to accelerated vesting of the portion (if any) of such Equity Incentive Award scheduled to vest by its terms during the one year period following his termination date (subject, in the case of awards subject to performance-based vesting, to satisfaction of the applicable performance-vesting requirements (solely with respect to Company attainment, for Mr. Peirez) during such one year period), provided that solely with respect to each IPO Bonus Grant, if the termination occurs within one year following the applicable date of grant, the NEO will vest in a pro rata portion of such IPO Bonus Grant equal to the portion scheduled to vest by its terms on the second anniversary of the date of grant multiplied by a fraction, with a numerator equal to the sum of the number of completed months worked from the date of grant through the termination date plus 12 and a denominator of 24 and (ii) if such termination occurs within 3 months prior to or 24 months following a Change in Control (as defined in the 2021 Equity Plan), all of the Executive Equity Incentive Awards shall fully vest (subject, in the case of awards subject to performance-based vesting, to actual performance attainment through the termination date (solely with respect to Company attainment, for Mr. Peirez), as determined in good faith by our Board in its sole discretion). The A&R CEO Employment Agreement further provides that, in certain circumstances, if Mr. Peirez’s employment is terminated in connection with his willful and material violation of a material Sterling Infosystems policy, Mr. Peirez will not be entitled to accelerated vesting of his Executive Equity Incentive Awards, even if his termination is treated as a termination without cause.
Sterling Proxy Statement	35

Compensation of Directors
The following table summarizes the compensation of the non-employee directors who served on our Board during the year ended December 31, 2021, except for Mr. Peirez, whose compensation is summarized above in the table entitled “Summary Compensation Table.”
Name	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)	Option Awards ($)(3)(4)	Total ($)
Michael Grebe	14,266	55,000	250,002	319,268
William Chen(1)	—	—	—	—
Christopher Crampton(1)	—	—	—	—
William Greenblatt(1)	—	—	—	—
Mark Jennings	2,038	50,000	250,002	302,040
Adrian Jones(1)	—	—	—	—
Mohit Kapoor	1,359	55,000	250,002	306,361
Jill Larsen	5,435	50,000	250,002	305,437
Arthur J. Rubado III(1)	—	—	—	—
L. Frederick Sutherland	65,435	0	250,002	315,437
(1)
Mr. Chen, Mr. Crampton, Mr. Greenblatt, Mr. Jones and Mr. Rubado served on the Board but did not receive any compensation for their services on the Board for the fiscal year ended December 31, 2021. Mr. Greenblatt resigned immediately following the IPO.

(2)
Each of Mr. Grebe, Mr. Jennings, Mr. Kapoor and Ms. Larsen elected to forego a portion of their cash compensation in exchange for shares. The number of shares received by those directors was 5,680 shares by Mr. Grebe, 5,680 shares by Mr. Jennings, 5,681 shares by Mr. Kapoor and 5,163 shares by Ms. Larsen and each are reflected in the Stock Awards column.

(3)
The amounts included in the “Option Awards” column represent the aggregate grant date fair value of options granted in 2021, valued in accordance with ASC 718. Details and assumptions used in calculating these values are described in “Note 14—Stock-Based Compensation” of our consolidated financial statements included in our 2021 Annual Report.

(4)
As of December 31, 2021, Mr. Grebe held outstanding options to purchase 121,488 shares, Mr. Jennings held outstanding options to purchase 121,488 shares, Mr. Kapoor held outstanding options to purchase 97,525 shares, Ms. Larsen held outstanding options to purchase 97,525 shares and Mr. Sutherland held outstanding options to purchase 121,488 shares.

We reimburse reasonable expenses incurred by our non-employee directors in connection with attendance at Board or committee meetings.
We maintain an annual compensation policy covering each of our non-employee directors. Under this policy, each of our non-employee directors (excluding those employed by Goldman Sachs and CDPQ) receives an annual cash retainer of $50,000 (which may be taken in the form of equity), and an annual equity award consisting of restricted stock having a grant date fair value of $200,000, as determined in good faith by our Board, with a one-year vesting period. Our non-executive chair receives an additional $35,000 annual retainer, which may be taken in the form of cash or equity. Excluding non-employee directors employed by Goldman Sachs and CDPQ, our audit committee chair and audit committee members also receive an additional retainer of $20,000 and $10,000, respectively; our compensation committee chair and compensation committee members also receive an additional retainer of $15,000 and $7,500, respectively and our nominating and corporate governance committee chair and nominating and corporate governance committee members receive an additional retainer of $10,000 and $5,000 respectively.
In connection with our IPO, we granted each of our non-employee directors (excluding those employed by Goldman Sachs and CDPQ) IPO Bonus Options (as further described above under “—Long-Term Equity Incentives—Sterling Check Corp. 2021 Omnibus Incentive Plan”) having a grant date fair value of $250,002, as determined in good faith by our Board.
36	Sterling Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following is a description of transactions since January 1, 2021, to which we were a party in which the amount involved exceeded or will exceed $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.
Promissory Notes
During 2020, certain of our employees and officers, including each of the executive officers named below acquired shares of common stock in exchange for promissory notes bearing interest at the mid-term applicable federal rate for November 2020 and maturing on December 31, 2027, or upon the earlier termination of employment. The issuance dates of the promissory notes issued to executive officers, their initial principal amounts, and the remaining principal amounts outstanding, including accrued and unpaid interest, as of August 16, 2021, are listed below.
Name	Position	Issuance Date	Principal Amount ($)	Amount Outstanding ($)
Joshua Peirez	Chief Executive Officer and Director	December 1, 2020	850,000	0
Peter Walker	Executive Vice President and Chief Financial Officer	December 1, 2020	450,000	0
Lou Paglia	President and Chief Operating Officer	December 1, 2020	450,000	0
Steven Barnett	Executive Vice President, Secretary and Chief Legal & Risk Officer	December 1, 2020	453,816	0
Section 402 of the Sarbanes-Oxley Act prohibits an issuer from extending credit in the form of a personal loan to an executive officer or director. On August 16, 2021, pursuant to the terms of the promissory notes, the principal amount of each of the loans, together with all accrued and unpaid interest, to our executive officers and other employees and officers was forgiven. See “Executive Compensation—Summary Compensation Table—Narrative Disclosure to Summary Compensation Table—Promissory Notes.”
Management Services
Pursuant to the terms of the Fourth Amended and Restated Management Services Agreement dated December 3, 2019, we agreed to pay $1.1 million annually to William Greenblatt, our former Chief Executive Officer, for a term beginning January 1, 2016 and ending on June 18, 2025, and to pay an aggregate of $1.0 million annually to Goldman Sachs & Co. LLC and Mr. Greenblatt for a term of ten years ending June 18, 2025, based upon their respective ownership interests. Pursuant to these arrangements, which were terminated in connection with our IPO, (i) we paid Mr. Greenblatt approximately $5.1 million during the year ended December 31, 2021, for management services rendered and (ii) we paid Goldman Sachs & Co. LLC approximately $3.6 million during the year ended December 31, 2021, for management services rendered.
Sales of Products and Services
The Goldman Sachs Group, Inc. and some of its affiliates, each an affiliate of our Sponsor, are clients of ours and we had sales of certain products and services to Goldman Sachs and affiliates of approximately $5.5 million in the year ended December 31, 2021, and approximately $1.9 million in the three months ended March 31, 2022. Outstanding accounts receivable from Goldman Sachs and affiliates as of December 31, 2021 and March 31, 2022 were $0.5 million and $1.0 million, respectively.
Field Control Analytics, an affiliate of the Greenblatt Trusts (see “Security Ownership of Certain Beneficial Owners and Management Table”), is a client of ours and we had sales of certain products and
Sterling Proxy Statement	37

services to Field Control Analytics of approximately $0.4 million in the year ended December 31, 2021 and less than $0.1 million in the three months ended March 31, 2022. Outstanding accounts receivable from Field Control Analytics as of December 31, 2021 and March 31, 2022 were less than $0.1 million for both periods.
Board of Directors
Our Board consists of ten members, which include Messrs. Chen, Crampton, Jones and Rubado who are affiliated with our Sponsor (See “Corporate Governance—Controlled Company Exception and Director Independence”).
Related Party Transactions Entered Into in Connection with the IPO
Stockholders’ Agreement
In connection with our IPO, on September 22, 2021, we entered into an amended and restated stockholders’ agreement with affiliates of Goldman Sachs and certain other stockholders setting forth certain demand and piggyback registration rights. Following our IPO, certain stockholders waived their rights under our amended and restated stockholders’ agreement.
Subject to certain restrictions, our Sponsor may request that we register for sale under the Securities Act all or a portion of the common stock held by our Sponsor. We may postpone effecting the registration requested by our Sponsor if, in the reasonable judgment of our Board, such registration would materially adversely affect or materially interfere with a bona fide material financing or any material transaction under our consideration or such postponement is necessary in order to avoid premature disclosure of a matter our Board has determined would not be in our best interest to disclose at such time because its disclosure would materially adversely affect us. We are not obligated to file a registration statement pursuant to these demand provisions on more than five occasions for our Sponsor.
In addition, if at any time we register any shares of our common stock (other than pursuant to registrations on Form S-4 or Form S-8), stockholders party to our amended and restated stockholders’ agreement are entitled, subject to certain exceptions, to receive notice at least 30 days prior to the filing of the registration statement (or 15 days if the registration will be on Form S-3 and a shorter period of time is required because of a planned filing date), and to include all or a portion of their common stock in the registration.
In the event that any registration in which the holders of registrable shares participate pursuant to our amended and restated stockholders’ agreement is an underwritten public offering, the number of registrable shares to be included may, in specified circumstances, be limited.
We will pay all registration and filing fees and other expenses, including, among other things, reasonable fees and expenses of one counsel for all selling stockholders, related to any demand or piggyback registration. The amended and restated stockholders’ agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify any selling stockholders in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions in the registration statement attributable to them.
A particular stockholder’s shares shall no longer be considered registrable shares to which demand and piggyback registration rights apply (i) when such shares have been disposed of under an effective registration statement, (ii) when such shares are sold under circumstances in which all applicable conditions of Rule 144 of the Securities Act are met, or (iii) when such shares cease to be outstanding. The amended and restated stockholders’ agreement does not provide for any cash penalties or other penalties associated with any delays in registering any shares.
Indemnification Agreements
In September 2021, in connection with our IPO, we entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law against liabilities that may arise by reason of their service to us,
38	Sterling Proxy Statement

and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.
Underwriting Agreement
Goldman Sachs & Co. LLC, an affiliate of certain Sponsor entities, acted as a representative of the underwriters of our IPO. Goldman Sachs & Co. LLC received approximately $7.3 million of underwriting discounts and commissions in connection with our IPO. The underwriting agreement contained customary representations, warranties and agreements of the parties. The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make because of any of those liabilities.
Policies and Procedures for Related Party Transactions
In connection with our IPO, our Board adopted a policy providing that the audit committee will review and approve or ratify transactions in excess of $120,000 of value in which we participate and in which a director, executive officer or beneficial holder of more than 5% of any class of our voting securities has or will have a direct or indirect material interest. Under this policy, the audit committee is to obtain all information it believes to be relevant to a review and approval or ratification of these transactions. After consideration of the relevant information, the audit committee is to approve only those related party transactions that the audit committee believes are on their terms, taken as a whole, no less favorable to us than could be obtained in an arm’s-length transaction with an unrelated third party and that the audit committee determines are not inconsistent with the best interests of the Company. In particular, our policy with respect to related party transactions will require our audit committee to consider the benefits to the Company, the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director has a position or relationship, the availability of other sources for comparable products or services, the terms of the transaction and the terms available to unrelated third parties or to employees generally. A “related party” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our common stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons. All of the transactions described above were entered into prior to the adoption of this policy.
Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. Copies of certain of the agreements (or forms of the agreements) have been filed or incorporated by reference as exhibits to our filings with the SEC and are available electronically on the website of the SEC at www.sec.gov.
Sterling Proxy Statement	39

DELINQUENT SECTION 16(a) REPORTS
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2021, our officers, directors, and greater-than-10% stockholders timely filed all reports required by Section 16(a) of the Exchange Act.
EXPENSES OF SOLICITATION
The accompanying proxy is solicited by and on behalf of the Board, and the cost of such solicitation will be borne by the Company. Solicitations may be made by mail, personal interview, telephone, and electronic communications by directors, officers, and other Company employees without additional compensation. Broadridge will distribute proxy materials to banks, brokers, and other nominees for forwarding to beneficial owners and will request brokerage houses and other custodians, nominees, and fiduciaries to forward soliciting material to the beneficial owners of the common stock held on the record date by such persons. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses in forwarding solicitation materials.
OTHER MATTERS
As of the date of this Proxy Statement there are no other matters that we intend to present, or have reason to believe others will present, at the Annual Meeting. If, however, other matters properly come before the Annual Meeting, the accompanying proxy authorizes the persons named as proxies or their substitutes to vote on such matters as they determine appropriate.
40	Sterling Proxy Statement

PROPOSALS OF STOCKHOLDERS
Proposals of stockholders to be considered for inclusion in the proxy statement and proxy card for the 2023 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must be submitted in writing to the Secretary of the Company, at Sterling Check Corp., 1 State Street Plaza, 24th Floor, New York, New York 10004, and must be received no later than December 30, 2022. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.
In addition, our Bylaws include advance notice provisions that require stockholders wishing to bring nominations for directors or other business before an annual meeting to provide proper notice in accordance with the terms of the advance notice provisions. The Bylaws’ advance notice provisions do not apply if the stockholder only seeks to include such matters in the proxy statement pursuant to Rule 14a-8.
The Bylaws’ advance notice provisions require that, among other things, stockholders give timely written notice to the Secretary of the Company regarding such nominations or other business and provide the information and satisfy the other requirements set forth in the Bylaws. To be timely, a stockholder who intends to present nominations or a proposal at the 2023 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must provide the information set forth in the Bylaws to the Secretary of the Company no earlier than February 15, 2023, and no later than March 17, 2023. However, that in the event that the date of the Annual Meeting of Stockholders is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s Annual Meeting of Stockholders, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting of Stockholders and not later than the close of business on the later of the 90th day prior to such Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of such Annual Meeting of Stockholders is first made by the Company. If a stockholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate.
We reserve the right to reject, rule out of order, or take other appropriate action with respect to any nomination or proposal that does not comply with these and other applicable requirements.
Sterling Proxy Statement	41

HOUSEHOLDING; AVAILABILITY OF ANNUAL REPORT ON FORM 10-K, PROXY
STATEMENT AND LIST OF STOCKHOLDERS
A copy of the 2021 Annual Report accompanies this Proxy Statement. If you and others who share your mailing address own common stock in street name, meaning through a bank, brokerage firm, or other nominee, you may have received a notice that your household will receive only one 2021 Annual Report and Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, from or on behalf of the Company. This practice, known as “householding,” is designed to reduce the volume of duplicate information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you were deemed to have consented to it, and a single copy of this Proxy Statement and the 2021 Annual Report (and/or a single copy of our Notice of Internet Availability of Proxy Materials) has been sent to your address. Each street name stockholder receiving this Proxy Statement by mail will continue to receive a separate voting instruction form.
If you would like to revoke your consent to householding and in the future receive your own set of proxy materials (or your own Notice of Internet Availability of Proxy Materials, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact the Householding Department by calling 1-866-540-7095, or mail your request to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers. The revocation of a consent to householding will be effective 30 days following its receipt. You will also have an opportunity to opt in or opt out of householding by contacting your bank or broker.
A list of stockholders entitled to vote the Annual Meeting will be available to stockholders for examination during regular business hours for ten days prior to the Annual Meeting. To review the list of stockholders, please contact the Secretary of the Company at CorporateSecretary@sterlingcheck.com. The stockholder list will also be available during the Annual Meeting on the virtual meeting website.
If you would like an additional copy of the 2021 Annual Report, this Proxy Statement, or the Notice of Internet Availability of Proxy Materials, these documents are available in digital form for download or review by visiting https://investor.sterlingcheck.com/. Alternatively, we will promptly send a copy of these documents to you without charge upon request by email to IR@sterlingcheck.com, or by calling 1-800-899-2272. Please note, however, that if you did not receive a printed copy of our proxy materials and you wish to receive a paper proxy card or voting instruction form or other proxy materials for the purposes of the Annual Meeting, you should follow the instructions included in your Notice of Internet Availability of Proxy Materials.
If you own shares in street name, you can also register to receive all future stockholder communications electronically, instead of in print. This means that links to the 2021 Annual Report, Proxy Statement, and other correspondence will be delivered to you via e-mail. Holders in street name can register for electronic delivery directly with their bank, brokerage firm, or other nominee. Electronic delivery of stockholder communications helps expedite stockholders’ receipt of the information they need, while saving the Company money by reducing printing and postage costs and reducing the environmental impact of the Annual Meeting.
42	Sterling Proxy Statement

Sterling

1 State Street Plaza
New York, NY 10004
800-899-2272

©2022 Sterling | 2714

BR85917T-0422-NPS

Sterling

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 14, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/STER2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 14, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D81840-P65771

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STERLING CHECK CORP.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect the three nominees for director named below to serve on the Board of Directors for a three-year term until the 2025 Annual Meeting of Stockholders or their respective successors are elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Mark Jennings
02) Adrian Jones
03) Jill Larsen

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D81841-P65771

STERLING CHECK CORP.
Annual Meeting of Stockholders
June 15, 2022 8:30 AM Eastern Time
This proxy is solicited on behalf of the Board of Directors

The undersigned hereby appoint(s) Steven Barnett and Amanda DeGasperi, and each of them, each with full power of substitution, as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock, par value $0.01 per share, of STERLING CHECK CORP. that the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held virtually at 8:30 AM, Eastern Time on June 15, 2022, at www.virtualshareholdermeeting.com/STER2022, and any adjournment or postponement thereof.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL LISTED NOMINEES AS DIRECTORS, AND "FOR" PROPOSAL 2.

THE UNDERSIGNED HEREBY AUTHORIZE(S) THE PROXY, IN HIS/HER DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING TO THE EXTENT AUTHORIZED BY RULE 14A-4(C) PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Continued and to be signed on reverse side